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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 000-25214

                               Contour Energy Co.
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             (Exact name of registrant as specified in its charter)

       1001 McKinney St., Suite 900, Houston, Texas 77002, (713) 652-5200
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.10 par value
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           (Title of each class of securities covered by this Form)

                                      None
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [X]         Rule 12h-3(b)(1)(ii) [_]
            Rule 12g-4(a)(1)(ii) [_]         Rule 12h-3(b)(2)(i)  [_]
            Rule 12g-4(a)(2)(i)  [_]         Rule 12h-3(b)(2)(ii) [_]
            Rule 12g-4(a)(2)(ii) [_]         Rule 15d-6           [X]
            Rule 12h-3(b)(1)(i)  [_]

     Approximate number of holders of record as of the certification or notice date: 6

     Pursuant to the requirements of the Securities Exchange Act of 1934, Contour Energy Co. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:       January 3, 2003               By: /s/  RICK G. LESTER
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                                                Rick G. Lester
                                                Executive Vice President and
                                                Chief Financial Officer